Macquarie Infrastructure Company LLC

125 W. 55th Street
New York, NY 10019

Media Release

MACQUARIE INFRASTRUCTURE COMPANY ANNOUNCES SHARE EXCHANGE

SIMPLIFIES CORPORATE STRUCTURE, TAX REPORTING

New York, NY - May 23, 2007 Macquarie Infrastructure Company Trust (NYSE: MIC), a market leader in the ownership and operation of infrastructure businesses in the US, will effect a mandatory exchange (“Exchange”) of all outstanding shares of its trust stock. On June 25, 2007, all shares of beneficial interest in Macquarie Infrastructure Company Trust will be exchanged for limited liability company membership interests in Macquarie Infrastructure Company LLC.

Investors will receive one membership interest in Macquarie Infrastructure Company LLC for each share of Macquarie Infrastructure Company Trust they own. Membership interests will continue to be listed on the New York Stock Exchange and traded under the symbol “MIC”. Following the exchange, MIC intends to elect to be treated as a corporation for federal tax purposes. Tax information pertaining to quarterly distributions from MIC made after the date from which the Company is treated as a corporation for tax purposes will be provided to investors on Form 1099.

“The conversion from a trust to a limited liability company taxed as a corporation will greatly simplify our reporting of tax information to shareholders,” said Peter Stokes, MIC’s Chief Executive Officer. “Investors who may not have considered investing in MIC as a consequence of our tax reporting will now be able to evaluate us on our performance.”

Following the mandatory exchange, the trust will be dissolved. The Company is seeking permission from the Internal Revenue Service (IRS) to be treated as a corporation effective January 1, 2007. If the IRS grants the Company’s request, investors will not receive an Investor Tax Information Booklet or a Schedule K-1 for the 2007 tax year. Instead, reportable items will be provided to investors on Form 1099.

If the Company’s request to be treated as a corporation from January 1, 2007 is not granted by the IRS, the Company intends to make the election to be taxed as a corporation effective as of the earliest possible date. Investors who first acquired limited liability company interests in MIC after the effective date will receive tax information for 2007 on Form 1099. Investors who owned shares of MIC prior to the effective date of the election would receive tax information for 2007 on Schedule K-1 for the portion of the year leading up to the exchange and on Form 1099 for the portion of the year following the exchange.

The Company expects to receive a legal opinion that the dissolution of the trust and the election of the Company to be treated as a corporation will be a non-taxable event to the Company and its U.S. shareholders. MIC believes that the restructuring will have no effect on the level of distributable cash generated by its businesses.

ABOUT MACQUARIE INFRASTRUCTURE COMPANY

MIC owns, operates and invests in a diversified group of infrastructure businesses, which provide basic, everyday services, to customers in the United States. Its businesses consist of an airport services business, a gas production and distribution business, a district energy business, an airport parking business, and a 50% indirect interest in a bulk liquid storage terminal business. The Company is managed by a wholly-owned subsidiary of Macquarie Bank Limited. For additional information, please visit the Macquarie Infrastructure Company website at WWW.MACQUARIE.COM/MIC.

Macquarie Infrastructure Company LLC

125 W. 55th Street
New York, NY 10019

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investor enquiries Jay A. Davis Investor Relations Macquarie Infrastructure Company (212) 231-1825	Media enquiries Alex Doughty Corporate Communications Macquarie Infrastructure Company (212) 231-1710